Exhibit 5.1

February 2, 2011

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NeoPhotonics Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to (i) two million three thousand seven hundred ninety (2,003,790) shares of the Company’s Common Stock, par value $0.0025 per share (the “Common Stock”), pursuant to the Company’s 2004 Stock Option Plan (the “2004 Plan Shares”); (ii) eight hundred sixty-five thousand four hundred twenty (865,420) shares of Common Stock pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 EIP Shares”); and (iii) three hundred forty-two thousand five hundred sixty-eight (342,568) shares of Common Stock pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (the “S-1”), and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the S-1, each of which shall be in effect upon the closing of the offering contemplated by the S-1, (d) the Company’s 2004 Stock Option Plan (the “2004 Plan”), the Company’s 2010 Equity Incentive Plan (the “2010 EIP”), the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”), and (e) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2004 Plan Shares, the 2010 EIP Shares and the 2010 ESPP Shares, when sold and issued in accordance with the 2004 Plan, the 2010 EIP and the 2010 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and non-assessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
Very truly yours,
COOLEY LLP

By:	/s/ John H. Sellers
John H. Sellers